Exhibit 99.1

Investor Contact:	Adam Hanan
(615) 443-9887

Media Contact:	Janella Escobar
(615) 235-4618

CRACKER BARREL REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2018 RESULTS

AND PROVIDES GUIDANCE FOR FISCAL 2019

Board declares quarterly dividend of $1.25 per share

LEBANON, Tenn. – September 18, 2018 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported its financial results for the fourth quarter and for the full fiscal year ended August 3, 2018.

Fourth Quarter Fiscal 2018 Highlights

•	Compared to the prior year fourth quarter, comparable restaurant sales declined 0.4% and comparable store retail sales increased 1.3%

•

On a GAAP basis, earnings per diluted share were $2.55 compared to $2.23 in the prior year quarter. Adjusted for the impact of the extra week in the current fiscal year, adjusted earnings per share were $2.19 (see non-GAAP reconciliation below).

•	The Company announced that its Board of Directors declared a regular quarterly dividend of $1.25 per share to common shareholders.

Full Year Fiscal 2018 Highlights

•	For the full fiscal year, comparable store restaurant sales growth of 0.6% and traffic of -1.9% outperformed the casual dining industry.

•

Fiscal 2018 GAAP earnings per diluted share were $10.29; adjusting for the $1.06 impact of the one-time non-cash revaluation of our net deferred tax liability that occurred in the second quarter, EPS was $9.23; further adjusting for the estimated $0.36 impact of the 53rd week, EPS was $8.87 (For a reconciliation of GAAP to non-GAAP financial measures, please see the tables accompanying this release.)

•

During fiscal 2018, the Company declared regular quarterly dividends totaling $4.85 per share. Additionally, the Company declared a special dividend of $3.75 per share, bringing the total declared dividends in fiscal 2018 to $8.60 per share.

Commenting on the fourth quarter and full fiscal year results, Cracker Barrel President and Chief Executive Officer Sandra B. Cochran said, “The softer sales trend we saw in May persisted throughout the quarter, leading to fourth quarter results that fell below expectations. Our traffic was challenged, particularly with lighter users and during the dinner daypart, some of which was attributable to our menu and marketing promotion not delivering the anticipated topline traffic and sales. While our results did not meet our expectations, I am confident that our initiatives and plans for fiscal 2019 will drive improved performance.”

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Cracker Barrel Reports Fourth Quarter and Full Year Fiscal 2018 Results

September 18, 2018

Fourth Quarter Fiscal 2018 Results

Revenue

The Company reported total revenue of $810.9 million for the fourth quarter of fiscal 2018, representing an increase of 9.1% over the fourth quarter of the prior year. Adjusted for the 53rd week, total revenue increased 1.3% compared to the prior fiscal year. Cracker Barrel comparable store restaurant sales decreased 0.4%, as a 3.1% increase in average check partially offset a 3.5% decrease in comparable store restaurant traffic. The average menu price increase for the quarter was approximately 2.7%. Comparable store retail sales increased 1.3% from the prior year quarter.

Cracker Barrel comparable store restaurant traffic, average check, and comparable store restaurant sales and retail sales for the fiscal months of May, June, and July and the fourth quarter were as follows:

	May	June	July	Fourth Quarter
Comparable restaurant traffic	-3.8%	-2.7%	-3.8%	-3.5%
Average check	3.0%	3.0%	3.1%	3.1%
Comparable restaurant sales	-0.8%	0.3%	-0.7%	-0.4%
Comparable retail sales	1.6%	1.5%	0.8%	1.3%

Operating Income

Operating income in the fourth quarter was $82.8 million, or 10.2% of total revenue, a decrease from the prior year quarter of $83.2 million, or 11.2% of total revenue. As a percentage of total revenue, increases in cost of goods sold and labor and related expenses were partially offset by reductions in other operating expenses and general and administrative expenses. Adjusted for the impact of the 53rd week, operating income was $71.5 million, or 9.5% of sales.

Diluted Earnings per Share

Diluted earnings per share were $2.55, a $0.32 increase over the prior year fourth quarter. Adjusted for the impact of the 53rd week, diluted earnings per share were $2.19, a decrease of $0.04.

Quarterly Dividend Declared

The Company’s Board of Directors declared a quarterly dividend to common shareholders of $1.25 per share, payable on November 5th, 2018 to shareholders of record on October 19th, 2018.

Fiscal 2018 Results

The Company reported total revenue of $3.0 billion for the fiscal year, representing an increase of 3.6% over the prior year. Adjusted for the 53rd week, total revenue increased by 1.6%. Comparable store restaurant sales increased 0.6%, including a 2.5% increase in average check partially offset by a 1.9% decrease in store traffic. Comparable store retail sales were down 0.1% for the fiscal year.

Operating income for fiscal 2018 was $293.6 million, or 9.7% of total revenue, compared to $313.2 million, or 10.7% of total revenue, in the prior year. Adjusted for the 53rd week, operating income was $282.4 million, or 9.5% of total revenue.

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Cracker Barrel Reports Fourth Quarter and Full Year Fiscal 2018 Results

September 18, 2018

Fiscal 2018 GAAP earnings per diluted share were $10.29, including the estimated $0.36 benefit of the extra week in the fiscal year, a 22.9% increase over EPS of $8.37 in the prior year. Reflecting our one-time non-cash revaluation of our net deferred tax liability associated with the Tax Cuts and Jobs Act of 2017 that occurred in the second quarter, adjusted EPS was $9.23, including the benefit of the extra week in the fiscal year.

Adjusting for the impact of both the 53rd week and the one-time non-cash tax revaluation of our net deferred tax liability, earnings per diluted share were $8.87. (For a reconciliation of GAAP to non-GAAP financial measures, please see the tables accompanying this release.)

Fiscal 2019 Outlook

For fiscal 2019, the Company expects total revenue of approximately $3.04 billion reflecting the expected opening of 8 new Cracker Barrel stores, as well as projected increases in comparable store restaurant sales growth in the range of flat to 1%, and comparable store retail sales growth in the range of flat to 1%. The Company projects food commodity inflation of approximately 2% for the year. The Company projects operating income margin to be approximately 9.3% as a percent of total revenue. The Company expects depreciation expense of between $110 million and $115 million; net interest expense of approximately $17 million; and capital expenditures of approximately $160 million to $170 million. The Company anticipates an effective tax rate for fiscal 2019 of between 17% and 18%. The Company projects earnings per diluted share for fiscal 2019 of between $8.95 and $9.10 compared to adjusted earnings per diluted share of $8.87 in fiscal 2018.

The Company reminds investors that its outlook for fiscal 2019 reflects a number of assumptions, many of which are outside the Company’s control.

Fiscal 2019 Fourth Quarter Conference Call

As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET). The on-line replay will be available at 2:00 p.m. (ET) and continue through October 4, 2018.

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) shares warm welcomes and friendly service while offering guests high-quality homestyle food and unique shopping – all at a fair price. By creating a world filled with hospitality and charm through an experience that combines dining and shopping, guests are cared for like family. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate 655 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the fast-casual Holler and Dash® restaurants. For more information about the company, visit crackerbarrel.com.

CBRL-F

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is subject to completion of our financial procedures for Q4 FY 2018 and is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995

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Cracker Barrel Reports Fourth Quarter and Full Year Fiscal 2018 Results

September 18, 2018

and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” “should,” “projects,” “forecasts,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence, higher costs for energy, general or regional economic weakness, weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; information technology-related incidents, including data privacy and information security breaches, whether as a result of infrastructure failures, employee or vendor errors, or actions of third parties; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; our ability to enter successfully into new geographic markets that may be less familiar to us; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications. Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Cracker Barrel Reports Fourth Quarter and Full Year Fiscal 2018 Results

September 18, 2018

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT

(Unaudited)

(In thousands, except share and per share amounts, percentages and ratios)

	Fourth Quarter Ended			Twelve Months Ended
			Percentage			Percentage
	8/3/18	7/28/17	Change	8/3/18	7/28/17	Change
Total revenue	$810,893	$743,226	9%	$3,030,445	$2,926,289	4%
Cost of goods sold, exclusive of depreciation and rent	245,977	217,382	13	935,397	891,293	5
Labor and other related expenses	286,657	257,931	11	1,055,811	1,017,124	4
Other store operating expenses	160,046	148,164	8	601,889	563,300	7

Store operating income	118,213	119,749	(1)	437,348	454,572	(4)
General and administrative expenses	35,442	36,509	(3)	143,756	141,414	2

Operating income	82,771	83,240	(1)	293,592	313,158	(6)
Interest expense	4,277	3,568	20	15,169	14,271	6

Pretax income	78,494	79,672	(1)	278,423	298,887	(7)
Provision for income taxes	17,140	25,779	(34)	30,803	96,988	(68)

Net income	$61,354	$53,893	14	$247,620	$201,899	23

Earnings per share – Basic:	$2.56	$2.24	14	$10.31	$8.40	23

Earnings per share – Diluted:	$2.55	$2.23	14	$10.29	$8.37	23

Weighted average shares:
Basic	24,004,826	24,042,717	(0)	24,011,161	24,031,810	(0)
Diluted	24,074,999	24,137,895	(0)	24,075,614	24,118,288	(0)

Ratio Analysis
Total revenue:
Restaurant	82.0%	82.3%		80.5%	80.3%
Retail	18.0	17.7		19.5	19.7

Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold, exclusive of depreciation and rent	30.3	29.2		30.9	30.5
Labor and other related expenses	35.4	34.7		34.8	34.8
Other store operating expenses	19.7	20.0		19.9	19.2

Store operating income	14.6	16.1		14.4	15.5
General and administrative expenses	4.4	4.9		4.7	4.8

Operating income	10.2	11.2		9.7	10.7
Interest expense	0.5	0.5		0.5	0.5

Pretax income	9.7	10.7		9.2	10.2
Provision for income taxes	2.1	3.4		1.0	3.3

Net income	7.6%	7.3%		8.2%	6.9%

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Cracker Barrel Reports Fourth Quarter and Full Year Fiscal 2018 Results

September 18, 2018

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share amounts)

	8/3/18	7/28/17
Assets
Cash and cash equivalents	$114,656	$161,001
Accounts receivable	19,496	18,116
Inventory	156,253	156,367
Prepaid expenses and other current assets	16,347	20,312
Deferred income taxes	0	3,061
Property and equipment, net	1,149,135	1,098,097
Other long-term assets	71,468	64,988

Total assets	$1,527,355	$1,521,942

Liabilities and Shareholders’ Equity
Accounts payable	$122,332	$118,395
Other current liabilities	242,287	257,433
Long-term debt	400,000	400,000
Other long-term obligations	128,794	136,186
Deferred income taxes	52,161	65,421
Shareholders’ equity, net	581,781	544,507

Total liabilities and shareholders’ equity	$1,527,355	$1,521,942

Common shares issued and outstanding	24,011,550	24,055,682

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Cracker Barrel Reports Fourth Quarter and Full Year Fiscal 2018 Results

September 18, 2018

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(Unaudited and in thousands)

	Twelve Months Ended
	8/3/18	7/28/17
Cash flows from operating activities:
Net income	$247,620	$201,899
Depreciation and amortization	93,692	86,319
Loss on disposition of property and equipment	7,119	5,585
Share-based compensation, net of excess tax benefit	6,977	5,822
Decrease (increase) in inventories	114	(4,059)
Increase (decrease) in accounts payable	3,937	(14,098)
Net changes in other assets and liabilities	(28,839)	39,299

Net cash provided by operating activities	330,620	320,767

Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(151,633)	(110,108)
Proceeds from sale of property and equipment	411	503

Net cash used in investing activities	(151,222)	(109,605)

Cash flows from financing activities:
Taxes withheld and proceeds from issuance of share-based	(3,816)	(6,896)
Excess tax benefit from share-based compensation	0	2,636
Purchases and retirement of common stock	(14,772)	0
Dividends on common stock	(207,155)	(196,867)

Net cash used in financing activities	(225,743)	(201,127)

Net (decrease) increase in cash and cash equivalents	(46,345)	10,035
Cash and cash equivalents, beginning of period	161,001	150,966

Cash and cash equivalents, end of period	$114,656	$161,001

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Cracker Barrel Reports Fourth Quarter and Full Year Fiscal 2018 Results

September 18, 2018

CRACKER BARREL OLD COUNTRY STORE, INC.

Supplemental Information

(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	8/3/18	7/28/17	8/3/18	7/28/17
Units in operation:
Open at beginning of period	659	647	649	641
Opened during period	1	2	11	8

Open at end of period	660	649	660	649

Total revenue: (In thousands, on comparable 13 and 52 week periods)
Restaurant	$616,925	$611,324	$2,391,037	$2,351,212
Retail	135,615	131,902	581,055	575,077

Total revenue	$752,540	$743,226	$2,972,092	$2,926,289

Cost of goods sold (exclusive of depreciation and rent): (In thousands, on comparable 13 and 52 week periods)
Restaurant	$160,484	$153,848	$613,500	$595,186
Retail	68,067	63,534	304,471	296,107

Total cost of goods sold	$228,551	$217,382	$917,971	$891,293

Average unit volume: (In thousands, on comparable 13 and 52 week periods)
Restaurant	$925.2	$943.5	$3,641.1	$3,645.7
Retail	203.4	203.6	884.8	891.7

Total	$1,128.6	$1,147.1	$4,525.9	$4,537.4

Operating weeks: (on comparable 13 and 52 week periods)
	8,668	8,423	34,148	33,536

	Q4 2018 vs. Q4 2017	12 mo. 2018 vs. 12 mo. 2017
Comparable store sales period to period increase (decrease):
Restaurant	(0.4%)	0.6%
Retail	1.3%	(0.1%)

Number of locations in comparable store base:
	641	635

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Cracker Barrel Reports Fourth Quarter and Full Year Fiscal 2018 Results

September 18, 2018

CRACKER BARREL OLD COUNTRY STORE, INC.

Reconciliation of GAAP basis operating results to adjusted non-GAAP operating results

(Unaudited)

In the accompanying press release the Company makes reference to adjusted earnings per share when excluding the impact of the 53rd week of the current fiscal year and a one-time non-cash revaluation of a net deferred tax liability. The Tax Cuts and Jobs Act of 2017, which became effective on January 1, 2018 and prior to the end of our second quarter, lowered the federal corporate income tax rate to 21%. During the second quarter of 2018, the Company recorded a provisional tax benefit for re-measurement of deferred tax liabilities due to this rate change, of approximately $25 million. The Company believes that excluding this item and its related tax effects from its financial results reflects the current cash impact of tax reform for FY2018, and as such may provide investors with an enhanced understanding of the Company’s financial results. This information is not intended to be considered in isolation or as a substitute for income or earnings per share information prepared in accordance with GAAP.

	Fourth Quarter ended August 3, 2018
	As Reported	Adjust	53rd week	As Adjusted
Total Revenue	$810,893	$—	(58,353)	$752,540

Store operating income	118,213	—	(13,309)	104,904
General and administrative expenses	35,442	—	(2,071)	33,371

Operating income	82,771	—	(11,238)	71,533
Interest Expense	4,277	—	(323)	3,954

Pretax income	78,494	—	(10,915)	67,579
Provision for income taxes	17,140	—	(2,383)	14,757

Net income	$61,354	$—	$(8,532)	$52,822

Earnings per share - Basic	$2.56	—	(0.36)	$2.20
Earnings per share - Diluted	$2.55	—	(0.36)	$2.19

	Twelve months ended August 3, 2018
	As Reported	Adjust (1)	53rd week	As Adjusted
Total Revenue	$3,030,445	$—	(58,353)	$2,972,092

Store operating income	437,348	—	(13,309)	424,039
General and administrative expenses	143,756	—	(2,071)	141,685

Operating income	293,592	—	(11,238)	282,354
Interest Expense	15,169	—	(323)	14,846

Pretax income	278,423	—	(10,915)	267,508
Provision for income taxes	30,803	25,596	(2,383)	54,016

Net income	$247,620	$(25,596)	$(8,532)	$213,492

Earnings per share - Basic	$10.31	(1.06)	(0.36)	$8.89
Earnings per share - Diluted	$10.29	(1.06)	(0.36)	$8.87

(1)	One-time Non-Cash Revaluation of Net Deferred Tax Liability

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